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                                                                Exhibit 11(c)(6)

                       [CHASE MANHATTAN BANK LETTERHEAD]

March 29, 1999

Hambrecht & Quist Group
One Bush Street
San Francisco, California 94104

                           CONFIDENTIALITY AGREEMENT

Dear Sirs:

Reference is hereby made to the Confidentiality Agreement, dated February 8, 1999 (the "Initial Agreement"), between The Chase Manhattan Corporation ("Chase") and Hambrecht & Quist Group (the "Company"), pursuant to which the Company agreed to provide certain information to Chase and its representatives on a confidential basis in connection with a possible transaction referred to in the Initial Agreement. Unless otherwise defined in this letter agreement, capitalized terms used in this agreement are used as defined in the Initial Agreement.

In connection with the Transaction referred to in the Initial Agreement, the Company has requested that Chase furnish the Company and the Company's representatives with certain information relating to Chase or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by Chase or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "Chase's Representatives") to the Company or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants), agents or potential sources of financing for the Transaction (collectively, the "Company's Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by the Company or the Company's Representatives in connection with the Company's or their review of, or the Company's interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Chase Information". The term Chase Information will not, however, include information which (a) is or becomes publicly available other than as a result of a disclosure by the Company or the Company's Representatives, (b) was available to the Company on a nonconfidential basis prior to its disclosure to the Company by Chase or Chase's Representatives, or (c) was or becomes available to the Company on a
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nonconfidential basis from a person, other than by Chase or Chase's
Representatives, who is not known by the Company to be bound by a confidentiality agreement with Chase.

Accordingly, Chase and the Company hereby agree that, in connection with the Transaction and the Chase Information:

    1. The Company and the Company's Representatives will be bound by all provisions of Sections 1 through 8 and 10 through 12 of the Initial Agreement as if such Initial Agreement had been addressed to the Company and dated the date of this letter agreement. Accordingly, the provisions of Sections 1 through 8 and 10 through 12 of the Initial Agreement shall be deemed to be incorporated by reference into this letter agreement in full, except that:

          (i) all references therein to the "Information" shall be deemed to be references to the Chase Information;

          (ii)  all references therein to "you", "your" or "your
     Representatives" shall be deemed to be references to the Company or the Company's Representatives, as the case may be;

          (iii) all references therein to "the Company", "we", "us", "our" or "our Representatives" shall be deemed to be references to Chase or Chase's Representatives, as the case may be; and

          (iv) all references therein to the "date of this letter agreement" or the "date first written above" shall be deemed to be references to March 25, 1999.

2. The Company acknowledges and agrees that Chase reserves the right in its sole discretion to reject any and all proposals made by the Company or any of the Company's Representatives with regard to the Transaction, and to terminate discussions and negotiations with the Company at any time and neither Chase nor any of Chase's Representatives will have any liability to the Company with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.





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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                    Very truly yours,

                                    THE CHASE MANHATTAN CORPORATION

                                    By: /s/ ANTHONY S. MATTIA
                                       ----------------------------
                                    Name: Anthony S. Mattia
                                    Title: Managing Director


Accepted and Agreed as of the
date first written above:

HAMBRECHT & QUIST GROUP


By: /s/ PATRICK J. ALLEN
   -----------------------------
Name: Patrick J. Allen
Title: CFO